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                                                               EXHIBIT F-1 (a)


                      Public Service Company of Colorado
                            1225 Seventeenth Street
                           Denver, Colorado 80202

                                 May 6, 1997



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:    New Century Energies, Inc.
            Form U-1 Application-Declaration
            (File No. 70-8787)

Dear Sirs:

            I refer to the Form U-1 Application-Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by New Century Energies, Inc. ("NCE"), a Delaware corporation. Capitalized terms used in this letter without definition have the meanings ascribed to such terms in the Application.

            The Application seeks authorization and approval for a number of transactions, including:

     (i) the acquisition by NCE of all of the issued and outstanding common stock of Public Service Company of Colorado ("PSCo") by means of the merger of PSCo and PSCo Merger Corp., of Southwestern Public Service Company ("SPS") by means of the merger of SPS and SPS
            Merger Corp., of Cheyenne Light, Fuel and Power Company ("Cheyenne") by the declaration of a dividend of all the outstanding common stock of Cheyenne by PSCo to NCE, of PS Colorado Credit Corporation ("PSCCC") by declaration of a dividend of all PSCCC's outstanding common stock by PSCo to NCE and of West Gas Interstate, Inc. ("WGI") by the declaration of a dividend of all WGI's outstanding common stock by PSCo to NCE;

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     (ii)   the acquisition of NCE of all of the issued and outstanding common stock of New Century Services, Inc. ("NC Services"), the Utility Service Agreement and the Non-Utility Service Agreement as a basis for NC Services to comply with Section 13 of the Act and the Commission's rules thereunder;

     (iii) the establishment by NCE of a new subsidiary, NC Enterprises, Inc. ("NC Enterprises"), to serve as a holding company for certain of the NCE system's non-utility interests, and the acquisition by NC Enterprises of the stock and other voting equity of such non-utility interests including (a) certain subsidiaries of PSCo by the declaration of a dividend of their stock by PSCo to NCE and a subsequent capital contribution by NCE to NC Enterprises and (b) all the subsidiaries of SPS through the sale by SPS of all of their outstanding common stock to NC Enterprises in exchange for debt; and

     (iv) the issuance of NCE Common Stock to the shareholders of PSCo and SPS in connection with the mergers described in clause (i) above

((i) through (iv) collectively, the "Transactions").

            I have acted as counsel for NCE and PSCo in connection with the Application and, as such counsel, I am familiar with the corporate proceedings taken by NCE, PSCo, PSCo Merger Corp., NC Services and NC Enterprises in connection with the Transactions as described in the Application.

            I am familiar with or have reviewed those corporate records of NCE, PSCo, PSCo Merger Corp., NC Services and NC Enterprises, certificates of public officials, certificates of officers and representatives of NCE, PSCo, PSCo Merger Corp., NC Services and NC Enterprises, and other documents as I have deemed necessary to review as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions I have, when relevant facts were not independently established, relied upon certificates of officers of NCE, PSCo, PSCo Merger Corp., NC Services and NC Enterprises and other appropriate persons and statements contained in the Application and the exhibits thereto.

            The opinions expressed below in respect of the Transactions described in the Application are subject to the following further assumptions and conditions:

          a. The Transactions shall have been duly authorized and approved, to the extent required by the governing corporate documents and applicable state laws, by the Boards of Director and shareholders of NCE, PSCo, PSCo Merger Corp., SPS, SPS Merger Corp., NC Services and NC Enterprises and subsidiaries thereof.

          b. All required approvals, authorizations, consents, certificates, and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the Transactions shall have been obtained or made, as the case may be, and shall remain in effect (including the approval and authorization of the Commission under the Act, the Federal Energy Regulatory Commission under the Federal Power Act, as amended, and the rules and regulations thereunder and the Public Utilities Commission of the State of Colorado, the Public Service Commission of the State of


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               Wyoming, the Public Utility Commission of the State of Texas,
               the New Mexico Public Utility Commission and the Kansas Corporation Commission under the applicable laws of the States of Colorado, Wyoming, Texas, New Mexico and Kansas), and the Transactions shall have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

          c. The Commission shall have duly entered an appropriate order or orders with respect to the Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

          d. Registration statements with respect to the shares of NCE Common Stock to be issued in connection with the Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of NCE Common Stock in connection with the Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          e. The solicitation of proxies from the stockholders of PSCo and SPS with respect to the Transactions shall have been made in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

          f. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder shall have expired.

          g. With respect to those Transactions occurring after NCE shall have become subject to registration pursuant to Section 5 of the Act and the rules of the Commission thereunder, NCE shall have duly registered with the Commission as a holding company pursuant to Section 5 of the Act and the rules of the Commission thereunder.

          h. The merger of PSCo Merger Corp. with and into PSCo, the merger of SPS Merger Corp. with and into SPS, the dividend of shares by PSCo of certain of its subsidiaries to NCE and the distributions, capital contributions, sales and issuances of debt that may be effected in connection with the establishment of NC Enterprises as a holding company for certain non-utility companies of the NCE system shall have been approved by the respective Boards of Directors and stockholders of the constituent corporations thereto; instruments of merger shall have been duly and validly filed with the Secretary of State (or other appropriate officer) of each applicable state, and such other corporate formalities as are required by the laws of such states for the consummation of the Transactions shall have been taken; and such mergers shall have become effective in accordance with the laws of the states of incorporation of the constituent corporations thereto.

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          i.   The parties shall have obtained all consents, waivers and
               releases, if any, required for the Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

          j. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

          k. The consummation of the Transactions shall be conducted in a manner satisfactory to me, including the receipt in satisfactory form of such opinions of other counsel qualified to practice in jurisdictions pertaining to the Transactions in which I am not admitted to practice, as I may deem appropriate.

          Based upon the foregoing, and subject to the assumptions and conditions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application:


          1. The laws of the States of Colorado and Wyoming applicable to the proposed Transactions will have been complied with.

          2. Each of NCE, NC Services, and NC Enterprises is validly organized and duly existing under the laws of the State of Delaware; PSCo is validly organized and duly existing under the laws of the State of Colorado; following the filing of an appropriate instrument of incorporation, PSCo Merger Corp. is validly organized and duly existing under the laws of the State of Colorado; Cheyenne is validly organized and duly existing under the laws of the State of Wyoming; and each non-utility company whose securities will be acquired by NCE or NC Enterprises from PSCo or its subsidiaries is validly organized and duly existing under the laws of the respective state of incorporation.

          3. The shares of NCE Common Stock to be issued in connection with the proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the Restated Certificate of Incorporation of NCE. The shares of common stock of PSCo to be issued to NCE in connection with the merger of PSCo Merger Corp. with and into PSCo will be validly issued, fully paid and nonassessable, and NCE, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the Certificate of Incorporation of PSCo. The shares of common stock of NC Enterprises held by NCE and the shares of common stock of NC Services to be acquired by NCE are or will be validly issued, fully paid and non-assessable, and NCE, as the holder thereof, will be entitled to the rights and privileges appertaining thereto set forth in the instrument of incorporation of each of NC Enterprises and NC Services. The shares of common stock to be acquired by NC Enterprises from PSCo or its subsidiaries as a holding company for certain non-utility subsidiary companies of the NCE System will be


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               validly issued, fully paid and nonassessable, and NC Enterprises or NCE, as the case may be, as the respective holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the respective charters and other governing documents of such companies.

          4. NCE will legally acquire (a) the shares of common stock of PSCo that will be issued to NCE in connection with the merger of PSCo Merger Corp. with and into PSCo, (b) the shares of common stock of Cheyenne by means of a dividend by PSCo of all of the stock of Cheyenne to NCE, (c) the shares of stock of West Gas Interstate, Inc. and PSCCC by means of a dividend by PSCo of all of their stock to NCE, and (d) the shares of NC Services that will be issued to NCE in connection with the Transactions, as the case may be. NCE has legally acquired the shares of common stock of NC Enterprises, and NC Enterprises will legally acquire the shares of stock of the subsidiary companies of PSCo or its subsidiaries for which it will serve as a holding company.

          5. The consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by NCE or PSCo or its subsidiaries.

          I have acted as counsel for NCE and PSCo in connection with the Application and, accordingly, this opinion is limited to actions taken by NCE, PSCo (and its subsidiaries prior to the Transactions), PSCo Merger Corp., NC Services, and NC Enterprises in connection with the Transactions as described in the Application. With respect to compliance with all other applicable state laws, the corporate proceedings of any other parties to the Transactions, including the issuance, sale, or acquisition of securities by such parties, or the absence of the violation of the legal rights of the holders of securities of such parties, I refer to the opinion of Cahill Gordon & Reindel filed concurrently herewith.

          I hereby consent to the use of this opinion as an exhibit to the Application.


                                   Very truly yours,


                                   /s/ Patricia T. Smith
                                   ----------------------------------
                                   Patricia T. Smith


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